UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2021

ASTREA ACQUISITION CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39996	85-2609730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Ocean Lane Drive, Apt. 3021, Key Biscayne, Florida 33149

(Address of Principal Executive Offices) (Zip Code)

(347) 607-8025

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one share of common stock and one-half of one redeemable warrant	ASAXU	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	ASAX	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	ASAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2021, Astrea Acquisition Corp., a Delaware corporation (“Astrea”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Astrea, Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Astrea (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC, a Florida limited liability company (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com (“Reservations.com Merger Sub”), and Benjamin & Brothers, LLC, a Florida limited liability company (“Reservations.com”).

A description of the transactions (“Transactions”) contemplated by the Merger Agreement and ancillary transaction agreements is set forth under “Transactions” below. Following completion (“Closing”) of the Transactions, the combined company will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which substantially all of the assets and business of HotelPlanner.com, Reservations.com, and Astrea will be held by the Surviving Company (defined below). The combined company’s business will continue to operate through the Surviving Company and its subsidiaries.

The parties have ascribed an equity value of the combined company, following the Closing, of approximately $687.9 million, including contingent consideration. Immediately following the Closing, assuming all contingent consideration is paid and none of Astrea’s public stockholders seek to redeem their public shares for a pro rata portion of the funds in Astrea’s trust account established in connection with Astrea’s initial public offering (the “Trust Account”), the current members of HotelPlanner.com will own approximately 49% of the equity of the combined company, the current members of Reservations.com will own approximately 19% of the equity of the combined company, Astrea’s public stockholders will own approximately 25% of the equity of the combined company, and Astrea Sponsor, LLC, Astrea’s sponsor and an affiliate of certain officers and directors of Astrea (“Sponsor”), will own approximately 7% of the equity of the combined company.

The Closing is expected to occur in the fourth quarter of 2021, following the receipt of required approval by the stockholders of Astrea, required regulatory approvals, and the fulfilment of other customary conditions.

The following summary of the Merger Agreement is qualified in its entirety by the text of the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Transactions

Assuming approval of the Transactions by the stockholders of Astrea, at the Closing of the Transactions:

(i)	HotelPlanner.com will acquire all of the equity interests in Venuexplorer Pte. Ltd., a Singapore exempt private company limited by shares, from one of its members in exchange for the issuance of additional Class A Units of HotelPlanner.com to such member;

(ii)	Reservations.com Merger Sub will be merged with and into Reservations.com (the “Reservations.com Merger”), with Reservations.com being the surviving entity and the members of Reservations.com receiving common units of HotelPlanner.com (“HotelPlanner.com Common Units”) in the Reservations.com Merger;

(iii)	after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the repayment of certain permitted transaction expenses, Astrea will contribute to HotelPlanner.com Merger Sub the cash remaining in the Trust Account (the “Closing Cash Contribution”);

(iv)	HotelPlanner.com Merger Sub will be merged with and into HotelPlanner.com (the “HotelPlanner.com Merger” and together with the Reservations.com Merger, the “Mergers”), with HotelPlanner.com being the surviving entity (“Surviving Company”) and the former members of HotelPlanner.com (such members, together with the former members of Reservations.com, the “Pre-Closing Holders”) receiving HotelPlanner.com Common Units or cash, as described more fully below;

(v)	substantially simultaneously with the Mergers, Astrea will adopt a second amended and restated certificate of incorporation (“Astrea A&R Charter”) to, among other things, reclassify the issued and outstanding common stock of Astrea into Class A common stock of Astrea, par value $0.0001 per share (“Astrea Class A Common Stock”), which Astrea Class A Common Stock will carry such economic and voting rights as set forth in the Astrea A&R Charter, and create the Class B common stock of Astrea, par value $0.0001 per share (“Astrea Class B Common Stock”), which Astrea Class B Common Stock will carry no economic rights and such voting rights as set forth in the Astrea A&R Charter, and change Astrea’s name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.”;

(vi)	substantially simultaneously with the Mergers, Astrea and the Pre-Closing Holders will adopt an amended and restated operating agreement of HotelPlanner.com (“HotelPlanner.com A&R Operating Agreement”) to, among other things, (x) effect a recapitalization (“Recapitalization”), pursuant to which, among other things, all Class A Units and Class B Units of HotelPlanner.com held by the members will be exchanged for HotelPlanner.com Common Units, the result of which will be that the equityholders of HotelPlanner.com will collectively hold a single class of units as of immediately prior to the Closing, (y) permit the issuance and ownership of the HotelPlanner.com Common Units to be issued upon consummation of the Transactions and upon satisfaction of certain earn-out conditions set forth in the Merger Agreement, and (z) admit Astrea as the sole manager of HotelPlanner.com following the Mergers; and

(vii)	substantially simultaneously with the Mergers, Astrea, HotelPlanner.com, and the Pre-Closing Holders will enter into subscription agreements (“Subscription Agreements”) pursuant to which the Pre-Closing Holders will acquire shares of Astrea Class B Common Stock.

Consideration

Pursuant to the Merger Agreement, the aggregate value of the consideration (prior to giving effect to the earnout consideration described below) to be paid to the Pre-Closing Holders in the Transactions is approximately $500 million, as follows: each of the HotelPlanner.com Common Units outstanding after the Recapitalization, including the HotelPlanner.com Common Units issued to the former members of Reservations.com in the Reservations.com Merger, will be exchanged for either 46,500,000 HotelPlanner.com Common Units, each valued at $10.00 per unit (“Unit Consideration”), or an amount in cash in lieu of HotelPlanner.com Common Units (“Cash Consideration”), at the election of the Pre-Closing Holder, provided that the aggregate Cash Consideration issuable to the Pre-Closing Holders in lieu of HotelPlanner.com Common Units will not exceed an amount equal to (x) the funds contained in Astrea’s Trust Account after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the amount of funds raised in any financing of Astrea, HotelPlanner.com, or Reservations.com prior to Closing, less (y) Astrea’s permitted transaction expenses, less (z) an amount of cash required to remain on the balance sheet, which amount shall not be less than $35 million. The Cash Consideration is expected to be funded by cash from Astrea’s Trust Account.

In addition to the Unit Consideration and Cash Consideration, the Pre-Closing Holders will have the right to receive additional HotelPlanner.com Common Units upon the occurrence of certain earn-out triggering events, as follows:

(i)	5,000,000 HotelPlanner.com Common Units upon the date on which the volume weighted average closing sale price of the Class A Common Stock as reported on Nasdaq for a period of twenty trading days out of thirty consecutive trading days (as adjusted to reflect stock splits, dividends, reorganizations, reclassifications, and the like) (such price, the “Common Share Price”) is equal to or greater than $15.00 per share at any time during the period beginning at the Closing and ending on April 30, 2023;

(ii)	8,000,000 HotelPlanner.com Common Units upon the date on which the Common Share Price is equal to or greater than $18.00 per share at any time during the period beginning at the Closing and ending on April 30, 2024; and

(iii)	7,000,000 HotelPlanner.com Common Units upon the date on which the Common Share Price is equal to or greater than $21.00 at any time during the period beginning at the Closing and ending on April 30, 2025.

At the Closing, HotelPlanner.com will issue an aggregate of 22,287,500 HotelPlanner.com Common Units, allocated among Astrea and a service provider of HotelPlanner.com in accordance with the Merger Agreement, and 8,862,500 warrants exercisable for HotelPlanner.com Common Units to Astrea (“HotelPlanner.com Warrants”).

Tax Receivable Agreement

In addition, in connection with the Closing, Astrea, the Surviving Company, and the Pre-Closing Holders will enter into a tax receivable agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to the payment of the cash or stock consideration pursuant to the Merger Agreement and any exchange of HotelPlanner.com Units for shares of Class A Common Stock or cash in the future.

The foregoing description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the form of Tax Receivable Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the Closing, Astrea, the Sponsor, and the Pre-Closing Holders will enter into an amended and restated registration rights agreement (“A&R Registration Rights Agreement”) pursuant to which the Sponsor and Pre-Closing Holders will be granted customary demand and piggy-back registration rights with respect to the Class A Common Stock beneficially held by them, directly or indirectly.

The foregoing description of the A&R Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the form of A&R Registration Rights Agreement which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Governance

The initial board of directors of Astrea following the Closing will consist of 11 members, as set forth in the Merger Agreement. Executive management of HotelPlanner.com and Reservations.com will become the executive management of Astrea following the Transactions.

Representations, Warranties, and Covenants

The parties to the Merger Agreement have made customary representations, warranties, and covenants in the Merger Agreement including, among others, covenants with respect to the conduct of HotelPlanner.com and Reservations.com and their respective businesses prior to the Closing. Each of the parties has agreed to cooperate and use commercially reasonable efforts to cause the Transactions to be completed.

Conditions to Closing

General Conditions

Consummation of the Transactions is conditioned on approval by Astrea’s stockholders. In addition, the consummation of the Transactions is conditioned upon, among other things:

●	all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired and no governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order which has the effect of enjoining, prohibiting, or making the Transactions illegal;

●	a definitive proxy statement for the solicitation of approval of the Transactions from Astrea’s stockholders (“Proxy Statement”) shall have been filed with the Securities and Exchange Commission (“SEC”), no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

●	the Class A Common Stock shall be listed or have been approved for listing on the Nasdaq Stock Market (“Nasdaq””), subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

●	Astrea shall have at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Merger, as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (“Exchange Act”);

Additional Conditions to the Obligations of Astrea and HotelPlanner.com Merger Sub

The obligations of Astrea and HotelPlanner.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of HotelPlanner.com and Reservations.com, subject to certain bring-down standards;

●	performance of the covenants of HotelPlanner.com and Reservations.com required by the Merger Agreement to be performed at or prior to the Closing;

●	Astrea having received signed copies of certain ancillary agreements and certificates from HotelPlanner.com and Reservations.com;

●	neither the HotelPlanner.com Support Agreement nor the Reservations.com Support Agreement (each as defined below) shall have been terminated;

●	certain consulting agreements shall have been terminated; and

●	the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of each of HotelPlanner.com and Reservations.com shall have been obtained.

Additional Conditions to the Obligations of HotelPlanner.com and Reservations.com Merger Sub

The obligations of HotelPlanner.com and Reservations.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Astrea, subject to certain bring-down standards;

●	performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

●	the Closing Cash Contribution shall have been completed;

●	the aggregate amount remaining in Astrea’s Trust Account (after taking into account redemptions by Astrea’s public stockholders but before the payment of any transaction expenses), together with the proceeds of any financing of Astrea, HotelPlanner.com, or Reservations.com shall equal or exceed $100,000,000 (“Minimum Cash Condition”);

●	HotelPlanner.com having received signed copies of certain ancillary agreements and certificates from Astrea;

●	the Sponsor Agreement (defined below) shall not have been terminated;

●	the Reservations.com Support Agreement shall not have been terminated; and

●	the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of Reservations.com shall have been obtained.

Additional Conditions to the Obligations of Reservations.com

The obligations of Reservations.com to consummate the Transactions are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of Astrea, subject to certain bring-down standards;

●	performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

●	the Closing Cash Contribution shall have been completed;

●	the Minimum Cash Condition shall have been met;

●	Reservations.com having received signed copies of certain ancillary agreements and certificates from Astrea;

●	the Sponsor Agreement shall not have been terminated;

●	the HotelPlanner.com Support Agreement shall not have been terminated; and

●	the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of HotelPlanner.com shall have been obtained.

Waivers

Astrea, HotelPlanner.com and Reservations.com may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Astrea’s amended and restated certificate of incorporation, Astrea cannot consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Transactions, after taking into account any redemptions of Astrea public shares held by public stockholders.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows:

●	by mutual written agreement of Astrea, HotelPlanner.com, and Reservations.com;

●	by any of Astrea, HotelPlanner.com or Reservations.com if a governmental entity shall have issued a final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Transactions;

●	by any of Astrea, HotelPlanner.com or Reservations.com if the Transactions have not been consummated on or before February 28, 2022;

●	by any of Astrea, HotelPlanner.com or Reservations.com if Astrea’s stockholders fail to approve the Transactions and each other proposal required to be approved by the Astrea stockholders pursuant to the Merger Agreement;

●	by Astrea if the members of HotelPlanner.com or the members of Reservations.com fail to approve the Merger Agreement and Transactions;

●	by Astrea if HotelPlanner.com or Reservations.com has breached any of its representations, warranties, or covenants which breach would result in the failure of such party to satisfy the conditions to closing (subject to customary cure periods); and

●	by HotelPlanner.com or Reservations.com if Astrea has breached any of its representations, warranties, or covenants which breach would result in the failure of Astrea to satisfy the conditions to closing (subject to customary cure periods).

Other Agreements Entered into in Connection with the Merger Agreement

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Astrea, the Sponsor, and HotelPlanner.com entered into an agreement (“Sponsor Agreement”) which contains a voting agreement and lock-up, among other agreements of the Sponsor. Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote or cause to be voted all shares of Astrea’s common stock beneficially held by it (i) in favor of approval of the adoption of the Merger Agreement, the approval of the Transactions, and each other proposal presented by Astrea for approval by Astrea’s stockholders, and (ii) against (x) any proposal or offer from any other person (other than HotelPlanner.com, Reservations.com, and their affiliates) with respect to certain competing transactions, (y) any change in Astrea’s business or in the composition of Astrea’s board of directors (other than in connection with the Transactions) and (z) any action, proposal, transaction, or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Astrea’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of Astrea (including any amendments to Astrea’s certificate of incorporation or bylaws other than in connection with the Transactions). Pursuant to the Sponsor Agreement, the Sponsor has also agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer (except for certain permitted transfers) any of the equity securities of Astrea held by Sponsor until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

HotelPlanner.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, HotelPlanner.com, and each of HotelPlanner.com’s members entered into agreements (“HotelPlanner.com Support Agreements”) which contain a voting agreement and lock-up, among other agreements of the members. Pursuant to the HotelPlanner.com Support Agreements, HotelPlanner.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of HotelPlanner.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their HotelPlanner.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of HotelPlanner.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions,  and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the HotelPlanner.com Support Agreement, result in a breach of any covenant, representation, or warranty of HotelPlanner.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of HotelPlanner.com. Pursuant to the HotelPlanner.com Support Agreements, each HotelPlanner.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of HotelPlanner.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Reservations.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, Reservations.com and each of Reservations.com’s members entered into agreements (“Reservations.com Support Agreements”) which contain a voting agreement and lock-up, among other agreements of the members. Pursuant to the Reservations.com Support Agreements, Reservations.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of Reservations.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their Reservations.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of Reservations.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions,  and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the Reservations.com Support Agreement, result in a breach of any covenant, representation, or warranty of Reservations.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of Reservations.com. Pursuant to the Reservations.com Support Agreements, each Reservations.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of Reservations.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

The foregoing summary of the Sponsor Agreement, HotelPlanner.com Support Agreement, and Reservations.com Support Agreement is qualified in its entirety by the text of the Sponsor Agreement, HotelPlanner.com Support Agreement, and Reservations.com Support Agreement, respectively, each of which is attached as an exhibit hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 relating to the Subscription Agreements is incorporated by reference herein. The shares of Class B Common Stock issuable pursuant to the Subscription Agreements will not be registered under the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 7.01 Regulation FD Disclosure

Press Release

Attached as Exhibit 99.1 to this Current Report on Form 8-K is the press release jointly issued by the parties on August 10, 2021, announcing the Transactions.

Investor Presentation

Attached as Exhibit 99.2 to this Current Report on Form 8-K is the form of investor presentation which may be used by the parties in presentations to certain of their securityholders and others regarding the proposed Transactions.

Transcript of Investor Call

Attached as Exhibit 99.3 to this Current Report on Form 8-K is the transcript prepared and used by Astrea, HotelPlanner.com, and Reservations.com in the conference call held on August 10, 2021 relating to the proposed Transactions.

Transcript of CNBC Interview

On August 10, 2021, in connection with the proposed Transactions, HotelPlanner.com’s Chief Executive Officer, Tim Hentschel, was interviewed by CNBC. The transcript of the interview is attached as Exhibit 99.4 to this Current Report on Form 8-K.

Transcript of CNBC Asia Interview

On August 11, 2021, in connection with the proposed Transactions, HotelPlanner.com’s Chief Executive Officer, Tim Hentschel, was interviewed by CNBC Asia. The transcript of the interview is attached as Exhibit 99.5 to this Current Report on Form 8-K.

The information set forth in this Item 7.01, including the exhibits attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Cautionary Note Regarding Forward Looking Statements

Neither Astrea, HotelPlanner.com, Reservations.com nor any of their respective affiliates makes any representation or warranty as to the accuracy or completeness of the information contained in this Current Report on Form 8-K. This Current Report on Form 8-K is not intended to be all-inclusive or to contain all the information that a person may desire in considering the proposed Transactions discussed herein. It is not intended to form the basis of any investment decision or any other decision in respect of the proposed Transactions.

This Current Report on Form 8-K and the exhibits filed or furnished herewith include “forward-looking statements” within the meaning of the federal securities laws with respect to the proposed Transactions between Astrea, HotelPlanner.com, and Reservations.com including statements regarding the benefits of the Transactions, the anticipated timing of the Transactions, the business of HotelPlanner.com and the markets in which it operates. Astrea’s , HotelPlanner.com’s, and Reservations.com’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words “aspire,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “will be,” “will continue,” “will likely result,” “could,” “should,” “believe(s),” “predicts,” “potential,” “continue,” “future,” “opportunity,” “strategy,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Astrea’s, HotelPlanner.com’s, and Reservations.com’s expectations with respect to future performance and anticipated financial impacts of the proposed Transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Many of these factors are outside the control of Astrea, HotelPlanner.com, and Reservations.com and are difficult to predict. Factors that may cause such differences include, but are not limited to: the risk that the benefits of the Transactions may not be realized; the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect the price of Astrea’s securities; the failure to satisfy the conditions to the consummation of the Transactions, including the failure of Astrea’s stockholders to approve and adopt the Merger Agreement or the failure of Astrea to satisfy the Minimum Cash Condition following redemptions by its stockholders; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be initiated following announcement of the Transactions; the combined company’s continued listing on Nasdaq; the risk that the proposed transaction disrupts current plans and operations of HotelPlanner.com and/or Reservations.com as a result of the announcement and consummation of the Transactions; costs related to the Transactions; changes in applicable laws or regulations; the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; the impact of COVID-19 or other adverse public health developments; and other risks and uncertainties that will be detailed in the Proxy Statement and as indicated from time to time in Astrea’s filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Astrea, HotelPlanner.com, and Reservations.com caution that the foregoing list of factors is not exclusive. Astrea, HotelPlanner.com, and Reservations.com caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Astrea, HotelPlanner.com, nor Reservations.com undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

This document is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the transaction and does not constitute an offer to sell, buy, or exchange or the solicitation of an offer to sell, buy, or exchange any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, purchase, or exchange of securities or solicitation of any vote or approval in any jurisdiction in contravention of applicable law.

In connection with the proposed transaction between Astrea, HotelPlanner.com and Reservations.com, Astrea will file the Proxy Statement with the SEC. Astrea plans to mail the definitive Proxy Statement to its stockholders in connection with the Transactions. INVESTORS AND SECURITYHOLDERS OF ASTREA ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HOTELPLANNER.COM, RESERVATIONS.COM ASTREA, THE TRANSACTIONS AND RELATED MATTERS. Investors and securityholders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by Astrea through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of the documents filed with the SEC on Astrea’s website at https://astreaacquisitioncorp.com

Participants in the Solicitation

Astrea, HotelPlanner.com Reservations.com and certain of their respective directors, executive officers, managers, members, and employees may be considered to be participants in the solicitation of proxies in connection with the Transactions. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Astrea in connection with the Transactions, including a description of their respective direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement described above when it is filed with the SEC. Additional information regarding Astrea’s directors and executive officers can also be found in Astrea’s final prospectus dated February 3, 2021 and filed with the SEC on February 4, 2021. These documents are available free of charge as described above.

Non-GAAP Financial Information

Some of HotelPlanner.com’s and Reservations.com’s financial information and data contained in the exhibits hereto does not conform to SEC Regulation S-X in that it includes certain financial information not derived in accordance with United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, such information and data will be adjusted and presented differently in the Proxy Statement. Astrea, HotelPlanner.com, and Reservations.com believe that the presentation of non-GAAP financial measures provides information that is useful to investors as it indicates more clearly the ability of HotelPlanner.com and Reservations.com to meet capital expenditures and working capital requirements and otherwise meet their respective obligations as they become due and facilitates comparison of the results of their respective business operations between current, past, and projected future periods.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
2.1*	Agreement and Plan of Merger, dated as of August 9, 2021, by and among Astrea Acquisition Corp., Peregrine Merger Sub, LLC, Lexyl Travel Technologies, LLC, Double Peregrine Merger Sub, LLC, and Benjamin & Brothers, LLC.
10.1	Form of Tax Receivable Agreement.
10.2	Form of A&R Registration Rights Agreement.
10.3	Form of Sponsor Agreement, dated as of August 9, 2021, by and among Astrea Acquisition Corp., Astrea Acquisition Sponsor LLC, and Lexyl Travel Technologies, LLC.
10.4	Form of HotelPlanner.com Support Agreement, dated as of August 9, 2021, by and among Astrea Acquisition Corp., Lexyl Travel Technologies, LLC, and certain members of Lexyl Travel Technologies, LLC.
10.5	Form of Reservations.com Support Agreement, dated as of August 9, 2021, by and among Astrea Acquisition Corp., Benjamin & Brothers, LLC, and certain members of Benjamin & Brothers, LLC.
99.1	Joint Press release, dated August 9, 2021.
99.2	Investor Presentation.
99.3	Investor Call Transcript.
99.4	CNBC Interview Transcript.
99.5	CNBS Asia Interview Transcript.

*	The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 11, 2021	ASTREA ACQUISITION CORP.

	By:	/s/ Jose Luis Cordova
Jose Luis Cordova
Chief Financial Officer